KILLMAN, MURRELL & COMPANY
                               1931 E. 37th Street
                                     Suite 7
                               Odessa, Texas 79762




March 14, 2000


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549


Re:      MB Software Corporation- 8 K/A - Amendment No. 1
         File Reference Number 01-11808

We were previously the principal accountants for MB Software Corporation. We reported on the consolidated financial statements of MB Software Corporation and subsidiaries as of and for the years ended December 31, 1997 and 1998. On January 3, 2000, our appointment as principal accountant was terminated. We have read MB Software Corporation's revised disclosures included under Item 4 of its Form 8-K/A Amended, and we agree with such statements.



Sincerely,




Killman Murrell & Company